UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

MASON STREET FUNDS, INC.

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.)	Title of each class of securities to which transaction applies:

2.)	Aggregate number of securities to which transaction applies:

3.)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

4.)	Proposed maximum aggregate value of transaction:

5.)	Total fee paid:

MASON STREET FUNDS HOME WEBPAGE

[Mason Street Funds logo]
[revolving pictures] [hourly index charts]	Helping Build a Better Financial Future. Mason Street Funds® offer an attractive combination of fund choices, experienced management and convenient features to help you meet a wide range of your investment goals. At Mason Street Funds®, we’re committed to providing a simple, convenient way to invest for a better financial future.	[website tool bar horizontal] [picture of Wall Street sign] [link to Daily Prices] Most recent closing prices for Mason Street Funds “Proxy Vote Here” link to ADP

Recent Headlines

• Shareholder Meeting adjourned to March 23, 2006 for the Small Cap Growth Stock, Growth Stock, High Yield Bond, and Select Bond Funds – Shareholder Meeting Results now available

• Mason Street Funds Prospectus including 12/14/05 supplement now available

• Mason Street Funds 9/30/05 Semi-Annual Report now available

• 2005 year-end dividend and capital gain distribution actual now available

• 1099 DIV Tax Letter

[Northwestern Mutual Financial Network logo]

Mason Street Funds® are distributed through Northwestern Mutual Investment Services, LLC (NMIS), Member NASD & SIPC. Mason Street Funds® are sold by Baird Financial Advisors and Northwestern Mutual Financial Network Representatives who are also Registered Representatives of Northwestern Mutual Investment Services, LLC.

The Northwestern Mutual Financial Network Representatives provide expert guidance, innovative solutions, and enduring relationships – all backed by our Network of Specialists.

The Northwestern Mutual Financial Network is a marketing name for the sales and distribution arm of The Northwestern Mutual Life Insurance Company, its affiliates and subsidiaries. The products and services referenced are offered and sold only by appropriately appointed and licensed entities and Financial Representatives.

MASON STREET FUNDS SECONDARY WEBPAGE

[Mason Street Funds logo]	[website tool bar horizontal]

Fund Information tool bar vertical	Mason Street Funds – Shareholder Meeting Results	“Proxy Vote Here” link to ADP

Mason Street Aggressive Growth Stock, Index 500 Stock, Large Cap Core Stock, International Equity, Asset Allocation, and Municipal Bond Funds

At the March 15, 2006 Special Meeting of Shareholders, shareholders of the Mason Street Funds listed above approved the Agreement and Plan of Reorganization pursuant to which certain existing or newly created American Century Funds would acquire all of the assets of the Mason Street Funds listed above.

Mason Street Small Cap Growth Stock, Growth Stock, High Yield Bond, and Select Bond Funds

Proposals for the approval of the reorganization of these four funds into certain existing or newly created American Century Funds were not acted upon because there were not sufficient votes cast to constitute a quorum. Each of the four Funds listed above have obtained a quorum for the Class A, B and C shares voting together as a single class. Unfortunately, there have not been sufficient votes cast to constitute a quorum of the Class C shareholders for each of these Funds. As a result, the shareholders of these Funds cannot vote on these Proposals until a quorum is present. The shareholder meeting for these four Funds was adjourned until 11:00 am CT on March 23, 2006 to permit further solicitation of proxies.

To access an electronic copy of the proxy statement/prospectus relating to the proposed reorganization of these Funds, click on the link below. Copies of the proxy statement/prospectus were mailed on or about February 3, 2006 to shareholders who held shares in these Funds as of January 20, 2006, the record date for the special meeting of shareholders.

[link to pdf of the American Century combined proxy statement/prospectus]

Pursuant to the Agreement and Plan of Reorganization, the Mason Street Growth Stock Fund would be reorganized into the existing American Century Select Fund. A link to the American Century Select Fund prospectus has been provided below. The prospectus provides detailed information about the American Century Select Fund.

Growth Stock Fund – [link to the American Century Select Fund prospectus]

Mason Street Index 400 Stock Fund

At the March 15, 2006 Special Meeting of Shareholders, the shareholders of the Mason Street Index 400 Stock Fund approved the Agreement and Plan of Reorganization pursuant to which the Federated Mid Cap Index Fund would acquire all of the assets of the Mason Street Index 400 Stock Fund. The reorganization is to occur at the close of business on March 24, 2006.

Additional Materials

• Mason Street Funds – Proposed Fund Reorganization

• American Century News Release

• Federated Investors News Release

• Frequently Asked Questions

• Letter to Shareholders

INVESTORS ARE URGED TO READ THE PROXY STATEMENTS/ PROSPECTUSES AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED REORGANIZATIONS, OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENTS/ PROSPECTUSES, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE REORGANIZATION AND RELATED MATTERS. You can also obtain the proxy statements/ prospectuses and other related documents free of charge at the SEC Web Site (www.sec.gov). Shareholders can also obtain proxy statements/prospectuses by calling 1-888-627-6678